Exhibit 99.1

October 19, 2020

Drive Shack Inc. Closes $34.5 Million Sale of its Rancho San Joaquin, CA Golf Property

American Golf Corporation will continue to operate the facility under a management agreement

Sale proceeds to be used to finance next phase of strategic growth plan, including Drive Shack New Orleans and the launch of The Puttery in 2021

NEW YORK, NY, October 19, 2020 -- Drive Shack Inc. (NYSE: DS), a leading owner and operator of golf-related leisure and entertainment businesses, announced the sale of its Rancho San Joaquin golf course, located in Irvine, California, to a private investment group.  American Golf, a subsidiary of Drive Shack Inc., will continue to operate the facility under a management agreement.

At closing, the Company received net proceeds of approximately $33.6 million in cash, which included the purchase price of $34.5 million less transaction costs and adjustments to the sale price for working capital of approximately $0.9 million. Proceeds from the sale will be used to finance the next phase of the Company’s strategic growth plan, including Drive Shack New Orleans and the launch of The Puttery Dallas in 2021, as well as for general corporate purposes.

“The sale of our Rancho golf property is an important milestone as we near the completion of our asset monetization strategy of our owned courses, while optimizing and growing our leased and managed courses,” said Chief Executive Officer, Hana Khouri. “We will work strategically with the new ownership group to ensure the continued success of the golf course, including Rancho San Joaquin’s robust Players Club membership.”

Khouri added, “Our plan to successfully launch The Puttery and open our New Orleans Drive Shack venue remains on track for 2021. Proceeds from this sale, coupled with ongoing measures currently in place, provides capital to fund these commitments and navigate the current environment. This is a key milestone in our long-term strategic financial plan focused on providing capital to fund a path to operating 50+ Puttery venues by the end of 2024. I look forward to sharing more details on our upcoming third quarter earnings call in early November.”

Forward-Looking Statements
The Company cautions that this release contains forward-looking statements. Forward-looking statements involve risks and uncertainties. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Future factors that could cause actual results or other expectations or intentions to differ from those included in forward-looking statements include, without limitation, the uncertain and unprecedented impact of the COVID-19 pandemic on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to access funding sources; the potential imposition of government-mandated and voluntary shutdowns relating to the COVID-19 pandemic; the level of customer demand during the onset and continuance of the COVID-19 pandemic and thereafter; the economic impact of the COVID-19 pandemic and related disruptions on the communities we serve; our overall level of indebtedness and leverage; general business and economic conditions; the impact of competition; the seasonality of the Company's business; adverse weather conditions; guest and employee complaints and litigation; labor costs and availability; changes in consumer and corporate spending; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new venues, and acts of God. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

About Drive Shack
Drive Shack Inc. is a leading owner and operator of golf-related leisure and entertainment businesses.

Investor Relations
Kelley Buchhorn
646-585-5591